Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
08-014		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES THIRD QUARTER 2008 RESULTS

November 6, 2008 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2008. Following are highlights for the third quarter and the Company’s future outlook:

•	Record quarterly OSV revenue, operating income, net income and EBITDA

•	Q3 2008 OSV revenues increased 33% over Q3 2007 and 11% over Q2 2008

•	Q3 2008 OSV operating income increased 43% over Q3 2007 and 32% over Q2 2008

•	Q3 2008 OSV net income increased 43% over Q3 2007 and 35% over Q2 2008

•	Fleetwide effective new generation OSV dayrates at new record-levels, up $1,500 over Q2 2008

•	Fleetwide effective dayrates for conventional OSVs increased 14% over Q2 2008

•	First T-22 class DP-3 MPSV delivered to GoM in October 2008, currently generating $100,000 per day

•	Three conventional OSVs sold in August 2008 for $14.7 million in aggregate cash proceeds

•	Strategic review of TTB segment results in decision to maintain status quo

•	Company updates full-year 2008 EBITDA guidance and reaffirms ample liquidity for newbuild programs

Third quarter 2008 revenues increased 15.2% to $109.1 million compared to $94.7 million for the third quarter of 2007. Operating income was $52.6 million, or 48.2% of revenues, for the third quarter of 2008 compared to $44.9 million, or 47.4% of revenues, for the prior-year quarter. Net income for the third quarter of 2008 was $33.5 million, or $1.24 per diluted share, compared to $28.9 million, or $1.09 per diluted share in the year-ago quarter. EBITDA for the third quarter of 2008 was $65.5 million compared to third quarter 2007 EBITDA of $54.3 million. The primary reasons for the increase in revenues, operating income, net income and EBITDA were the incremental contribution of vessels acquired or newly constructed since June 2007 and continued favorable market conditions for the Company’s new generation offshore supply vessels (“OSVs”). Also, included in third quarter 2008 operating income, EBITDA and net income was a $6.4 million ($4.1 million after-tax, or $0.15 per diluted share) gain on the August 2008 sale of three conventional OSVs, the Cape San Lucas, the Cape Spencer and the Cape Cod, that were acquired in August 2007 as part of the Sea Mar Fleet. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

OSV Segment. Revenues from the OSV segment were $88.0 million for the third quarter of 2008, an increase of 32.5% from $66.4 million for the same period in 2007. OSV operating income increased 42.9% to $51.3 million for the third quarter of 2008 from $35.9 million for the third quarter of 2007. Excluding the gain on sale of conventional vessels, OSV operating income increased 25.1% to $44.9 million for the third quarter of 2008. The Company’s OSV revenues and operating income increased due to the full-quarter contribution from 20 OSVs that were acquired in August 2007, a market-driven increase in new generation OSV dayrates and a full and partial-quarter contribution from two new generation OSVs that were delivered in May 2008 and July 2008, respectively, under the Company’s fourth OSV newbuild program. Average new generation OSV dayrates for the third quarter of 2008 improved to $23,884 compared to $22,605 for the same period in 2007. New generation OSV utilization was 96.1% for the third quarter of 2008 compared to 95.2% during the same period in 2007. Effective, or utilization-adjusted, dayrates for the Company’s conventional OSVs for the third quarter of 2008 were $9,480, or $1,190 higher than the second quarter of 2008. This 14.4% sequential increase in effective dayrates for these non-core assets was primarily due to stronger market conditions resulting from increased repair and reconstruction activity in the U.S. Gulf of Mexico (“GoM”) following Hurricanes Gustav and Ike.

TTB Segment. Revenues from the tug and tank barge (“TTB”) segment of $21.0 million for the third quarter of 2008 decreased by $7.4 million, or 26.1%, compared to $28.4 million for the same period in 2007. The decrease in revenues was primarily the result of continued soft demand for the Company’s single-hulled vessels. This revenue decrease was partially offset by the full-quarter contribution from three double-hulled tank barge newbuilds, the Energy 6506, the Energy 6507 and the Energy 6508, that were placed in service on various dates during the latter half of 2007 and the first quarter of 2008. The Company’s double-hulled tank barge average dayrates were $22,642 for the third quarter of 2008 compared to $23,148 for the same period in 2007. Utilization for the double-hulled tank barge fleet was 80.2% for the third quarter of 2008 compared to 92.1% for the same period in 2007, primarily due to a market-related shift in contract mix from time charters to contracts for affreightment (“COAs”) and an increase in days out-of-service for regulatory drydockings. The Company’s single-hulled tank barge average dayrates were $15,854 for the third quarter of 2008, an increase of $696, or 4.6%, from $15,158 for the same period in 2007. Single-hulled tank barge utilization was 33.8% for the third quarter of 2008 compared to 90.4% for the same period in 2007. Recent soft market conditions for this type of equipment led to the Company’s decision to stack a total of seven single-hulled barges and two lower-horsepower tugs on various dates since April 2008. These cost-cutting measures, along with the non-renewal of three in-chartered tugs, should partially mitigate the near-term effect of demand weakness, which is expected to continue through at least the end of 2008. Effective single-hulled tank barge utilization, which excludes the impact of stacked tank barges, was 50.7% for the three months ended September 30, 2008. In October 2008, the Company was able to reactivate one of the stacked single-hulled barges and one of the stacked lower-horsepower tugs.

The Company and its financial advisor, J.P. Morgan Securities Inc., have recently engaged in a thorough review of strategic alternatives for the downstream TTB business. In light of the turmoil in the credit markets over the past 90 days, the Company has concluded that maintaining the status quo with respect to this stable source of diversified cash flow is in its best interest at this time. The Company will proceed with business as usual for this segment with an emphasis on managing costs and maximizing effective dayrates.

General and Administrative (“G&A”). G&A expenses of $8.7 million for the third quarter of 2008 were 8.0% of revenues compared to $8.8 million, or 9.3% of revenues, for the third quarter of 2007. Third quarter G&A expense margin is below the Company’s 2008 annual guidance range of 9% to 10% of revenues. The Company allocated 73% of its third quarter G&A expenses to the OSV segment and 27% to the TTB segment.

Depreciation and Amortization. Depreciation and amortization expense was $12.8 million for the third quarter of 2008, or $3.5 million higher than the third quarter of 2007. This increase was driven by incremental depreciation related to 29 vessels that were placed in service since June 2007 and, to a lesser extent, higher per-unit cost of regulatory drydock events. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Nine Month Results

Revenues for the first nine months of 2008 increased 30.8% to $311.1 million compared to $237.9 million for the same period in 2007. Operating income was $130.3 million, or 41.9% of revenues, for the first nine months of 2008 compared to $105.2 million, or 44.2% of revenues, for the same period in 2007. Net income for the first nine months of 2008 increased 18.8% to $82.0 million, or $3.03 per diluted share, compared to net income of $69.0 million, or $2.61 per diluted share, for the first nine months of 2007. The Company’s results for the first nine months of 2008 were positively impacted by the full-period contribution from 20 OSVs that were acquired in August 2007, five newbuild vessels placed in service during the latter half of 2007 and the first nine months of 2008, and a market-driven increase in OSV dayrates, compared to the nine months ended September 30, 2007. The Company’s net income for the first nine months of 2008 included an $8.4 million ($5.4 million after tax or $0.20 per share) gain on the sale of four conventional OSVs. In the first nine months of 2007, the Company’s net income included a gain on the sale of assets of a fast supply vessel of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share).

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Annual 2008 Guidance. In recognition of its actual results for the first nine months of 2008, including year-to-date gains on sale of vessels of $8.4 million, the Company now expects total EBITDA for the full-year 2008 to range between $225.0 million and $235.0 million and diluted EPS for full-year 2008 is now expected to range between $3.94 and $4.18. The TTB segment is projected to contribute 2008 EBITDA in the range of 13% to 15% of the mid-point of the company-wide 2008 guidance range.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to remain in the $21,000 to $23,000 range and fleetwide new generation OSV utilization is anticipated to average in the mid-90% range during the remainder of the 2008 guidance period. Fleetwide average TTB dayrates for the nine double-hulled barges are anticipated to remain in the $19,000 to $21,000 range. Double-hulled TTB utilization is expected to be in the mid-80% range for the remainder of the 2008 guidance period, due, in part, to an anticipated aggregate 106 out-of service days planned for the scheduled regulatory drydocking of four of the Company’s nine double-hulled tank barges during the fourth quarter of 2008. Average dayrates for the Company’s fleet of 12 single-hulled barges are expected to be in the $15,000 to $17,000 range with average utilization for such vessels in the mid-40% range for the fourth quarter of 2008. The effective utilization of the Company’s active fleet of six single-hulled barges for the remainder of 2008, after excluding the effect of six stacked vessels, is expected to be in the mid-80% to low-90% range.

The Company’s full-year 2008 guidance includes a partial contribution from vessels to be delivered under its MPSV program, the fourth OSV newbuild program and the recently completed second TTB newbuild program in accordance with the estimated newbuild delivery expectations discussed below.

The Company expects cash operating expenses per vessel-day in 2008 for each segment to increase by 5% to 10% over 2007. Annual G&A expenses are expected to be around 9% of revenues for fiscal 2008. The projected FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s updated diluted EPS guidance for the full-year 2008 are included in the attached data tables. Projected FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense for the fourth quarter of 2008 are $2.9 million, $10.4 million, $4.8 million and $1.6 million, respectively. The Company’s annual effective tax rate is expected to be 36.0% for 2008.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements and (iii) non-vessel related capital expenditures. The Company expects total maintenance capital expenditures for 2008 to be approximately $66.4 million, of which only $8.9 million remains to be incurred during the fourth quarter of 2008. Included in the 2008 projection of other vessel capital improvements is approximately $18.0 million, of which $16.1 million has already been spent related to the acquisition of revenue-generating modular equipment, such as remotely operated vehicles (“ROVs”). Included in the 2008 projection of non-vessel related capital expenditures is approximately $20.6 million of non-recurring costs related to the recent expansion of and improvements to HOS Port. Over the next couple of years, the Company expects that its annually recurring maintenance capital expenditure budget, inclusive of regulatory drydockings, for its growing fleet of vessels will range between $40.0 million and $50.0 million per year.

Update on MPSV Program. The Company’s MPSV program consists of two U.S.-flagged coastwise sulfur tankers that are being converted at domestic shipyards into 370 class DP-2 new generation MPSVs and two newbuild T-22 class DP-3 new generation MPSVs that have been or are being constructed in foreign shipyards. The Company took on-time delivery of the first newbuild DP-3 MPSV, the HOS Achiever, and promptly mobilized the vessel to the GoM. On October 1, 2008, the vessel went on-hire and began earning a dayrate of $100,000 under a previously reported six-month time charter secured by a letter of credit. As permitted by that time charter, the HOS Achiever is actively being marketed to other domestic and international customers. On November 5, 2008, the vessel went to work for a customer in support of hurricane remediation in the GoM. The first converted DP-2 MPSV has recently been mobilized to the GoM for final commissioning and certification by regulatory authorities and is expected to enter service in early 2009. The second converted DP-2 MPSV and the second newbuild DP-3 MPSV are each expected to be delivered in the fourth quarter of 2009. Based on internal estimates, the aggregate cost of this program is expected to be approximately $450.0 million. From the inception of this program through September 30, 2008, the Company has incurred $373.8 million, or 83.1%, of total expected project costs, including $76.9 million incurred during the third quarter of 2008.

Update on OSV Newbuild Program #4. During the second quarter of 2008, the Company negotiated to upgrade two of the nine 250 EDF class OSVs then under construction into two proprietary 290 class OSVs, one of which was to be committed to a well stimulation customer. However, during the third quarter of 2008, the shipyard informed the Company that it would be unable to meet the customer’s required delivery schedule. Therefore, the Company has reverted back to building nine 250 EDF class vessels and has reduced its overall project budget for this program by $30.0 million accordingly. The Company’s fourth OSV newbuild program currently consists of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. Eleven of these 16 new generation DP-2 OSVs have been awarded customer contracts prior to their shipyard delivery. Two of the 240 ED class OSVs under this program, the HOS Polestar and the HOS Shooting Star, were delivered in May 2008 and July 2008, respectively. The first of the 250 EDF class vessels, the HOS Mystique, was delivered from the shipyard in April 2008 to undergo conversion for ROV support services under a multi-year charter that will commence in the fourth quarter of 2008. The second 250 EDF class OSV under this program, the HOS Resolution, was placed in service in October 2008. The HOS Mystique, the HOS Resolution and the 12 remaining OSVs to be delivered under this 16-vessel program are currently expected to be placed in service, as follows:

	4Q2008E	1Q2009E	2Q2009E	3Q2009E	4Q2009E	1Q2010E	2Q2010E	3Q2010E	4Q2010E
Estimated In-Service Dates:
240ED class OSVs	1	1	—	—	1	1	—	—	—
250EDF class OSVs	2	1	—	2	—	1	1	1	1
290 class OSV	—	1	—	—	—	—	—	—	—

	3	3	—	2	1	2	1	1	1

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 40, 46 and 51 new generation OSVs as of December 31, 2008, 2009 and 2010, respectively. These projections result in an average new generation OSV fleet complement of 36.7, 43.4 and 49.1 vessels for the fiscal years 2008, 2009 and 2010, respectively. Inclusive of the vessel deliveries referred to above and the recent change in vessel mix, the aggregate cost of the Company’s fourth OSV newbuild program is now expected to be approximately $450.0 million. From the inception of this program through September 30, 2008, the Company has incurred $220.3 million, or 49.0%, of total expected project costs, including $42.5 million incurred during the third quarter of 2008.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program has now been completed. This program consisted of vessel construction contracts with three domestic shipyards to build three 60,000-barrel double-hulled tank barges and retrofit four 3,000 horsepower ocean-going tugs that were purchased in July 2006. The final vessel delivered under this program, the rebuilt ocean-going tug, Erie Service, was placed in service in July 2008. The final total cost of the Company’s second TTB newbuild program, before construction period interest, was approximately $77.9 million.

Update on Liquidity. The Company believes that its current working capital, projected cash flows from operations and available capacity under its existing revolving credit facility, will be sufficient to meet its anticipated operating needs and the remaining cash requirements under its MPSV and OSV newbuild programs of approximately $305.9 million. These construction payments are expected to be incurred over the next couple of years as outlined in the attached data tables, including about $65.4 million that should be incurred in the fourth quarter of 2008. As of September 30, 2008, the Company had $21.3 million of cash and $140.0 million of credit immediately available under its $250.0 million revolving credit facility. The Company is currently in compliance with all of the covenants of its three primary debt obligations, which do not mature until September 2011, December 2014 and October 2026.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its third quarter 2008 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 6, 2008. To participate in the call, dial (303) 228-2960 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 13, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11121187#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and other select U.S. and international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: the Company’s inability to successfully or timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; changes in the Company’s vessel construction and conversion budgets, less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company has not previously owned or operated; the inability to re-charter the HOS Achiever (f/k/a the Superior Achiever) due to the bankruptcy proceedings involving Superior Offshore International, Inc.; further weakening of demand for TTB services; inability of the Company to offset the loss of TTB revenues with OSV revenue increases; inability to effectively curtail TTB operating expenses from stacked vessels; inability to successfully implement any actions resulting from the Company’s strategic review of the TTB segment; unplanned customer suspensions, cancellations or non-renewals of vessel charters, or failure to finalize commitments to charter vessels; industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the level of fleet additions by competitors that could result in over-capacity, economic and political risks, weather related risks, the inability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, drydocking delays and cost overruns and related risks, vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in capital markets, inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement, or changes that may result from the pending shift in power between the national political parties in the United States government. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues	$109,060	$104,473	$94,746	$311,053	$237,907
Costs and expenses:
Operating expenses	41,270	43,299	31,697	124,363	86,323
Depreciation and amortization	12,842	13,008	9,332	38,040	24,338
General and administrative expenses	8,726	9,414	8,802	26,718	23,900

	62,838	65,721	49,831	189,121	134,561

Gain on sale of assets	6,401	2,001	17	8,402	1,859

Operating income	52,623	40,753	44,932	130,334	105,205
Other income (expense):
Interest income	142	235	4,070	1,370	15,850
Interest expense	(1,062)	(1,203)	(3,723)	(4,105)	(12,898)
Other income, net [1]	67	62	17	141	29

	(853)	(906)	364	(2,594)	2,981

Income before income taxes	51,770	39,847	45,296	127,740	108,186
Income tax expense	18,275	14,392	16,414	45,708	39,187

Net income	$33,495	$25,455	$28,882	$82,032	$68,999

Basic earnings per share of common stock	$1.29	$0.99	$1.12	$3.18	$2.69

Diluted earnings per share of common stock	$1.24	$0.94	$1.09	$3.03	$2.61

Weighted average basic shares outstanding	25,867	25,827	25,694	25,825	25,639

Weighted average diluted shares outstanding [2]	27,089	27,157	26,559	27,062	26,411

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Offshore Supply Vessels:
Average number of new generation OSVs [3]	36.8	35.6	30.9	35.8	27.0
Average new generation fleet capacity (deadweight) [3]	85,885	82,682	71,971	83,157	63,352
Average new generation vessel capacity (deadweight)	2,333	2,320	2,331	2,321	2,351
Average new generation utilization rate [4]	96.1%	96.6%	95.2%	95.0%	94.5%
Average new generation dayrate [5]	$23,884	$22,168	$22,605	$22,411	$21,167
Effective dayrate [6]	$22,953	$21,414	$21,520	$21,290	$20,003
Tugs and Tank Barges:
TTB Consolidated:
Average number of tank barges [7]	21.0	21.0	18.4	20.8	18.1
Average fleet capacity (barrels) [7]	1,745,256	1,745,256	1,573,414	1,728,890	1,557,515
Average barge size (barrels)	83,107	83,107	84,332	83,217	85,499
Average utilization rate [4]	53.7%	61.3%	91.0%	66.6%	92.0%
Effective utilization rate [8]	66.3%	72.1%	91.0%	75.2%	92.0%
Average dayrate [9]	$20,283	$21,789	$18,430	$20,239	$17,964
Effective dayrate [6]	$10,892	$13,357	$16,771	$13,479	$16,527
Double-hulled tank barges:
Average utilization rate [4]	80.2%	93.6%	92.1%	88.2%	95.9%
Average dayrate [9]	$22,642	$22,449	$23,148	$22,294	$23,056
Effective dayrate [6]	$18,159	$21,012	$21,319	$19,663	$22,111
Single-hulled tank barges:
Average utilization rate [4]	33.8%	37.0%	90.4%	50.8%	90.0%
Effective utilization rate [8]	50.7%	50.2%	90.4%	63.4%	90.0%
Average dayrate [9]	$15,854	$20,491	$15,158	$17,555	$14,811
Effective dayrate [6]	$5,359	$7,582	$13,703	$8,918	$13,330

Balance Sheet Data (unaudited):

	As of September 30, 2008	As of December 31, 2007
Cash and cash equivalents	$21,335	$173,552
Working capital	55,331	214,266
Property, plant and equipment, net	1,338,621	953,210
Total assets	1,519,765	1,262,051
Total long-term debt	659,587	549,547
Stockholders’ equity	656,114	562,314

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30, 2008	September 30, 2007
Cash provided by operating activities	$145,014	$105,113
Cash used in investing activities	(408,886)	(357,879)
Cash provided by financing activities	111,638	1,633

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Offshore Supply Vessels:
Revenues	$88,015	$78,974	$66,379	$234,441	$156,130
Operating income	$51,339	$38,766	$35,935	$119,134	$81,281
Operating margin	58.3%	49.1%	54.1%	50.8%	52.1%
Components of EBITDA [10]
Net income	$32,862	$24,397	$22,930	$75,476	$52,902
Interest expense (income), net	614	636	(13)	1,781	(1,642)
Income tax expense	17,930	13,793	13,036	42,015	30,051
Depreciation	5,466	5,329	3,576	15,527	8,874
Amortization	2,629	2,882	1,784	8,018	4,319

EBITDA [10]	$59,501	$47,037	$41,313	$142,817	$94,504

Adjustments to EBITDA
Stock-based compensation expense	$2,019	$1,565	$1,078	$6,140	$3,002
Interest income	106	167	2,549	926	9,977

Adjusted EBITDA [10]	$61,626	$48,769	$44,940	$149,883	$107,483

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$59,501	$47,037	$41,313	$142,817	$94,504
Cash paid for deferred drydocking charges	(5,070)	(2,228)	(4,651)	(10,272)	(9,483)
Cash paid for interest	(594)	(7,734)	(959)	(8,361)	(8,099)
Cash paid for taxes	(659)	(105)	—	(2,339)	(1,897)
Changes in working capital	(9,992)	(842)	(12,757)	4,456	957
Stock-based compensation expense	2,019	1,565	1,078	6,140	3,002
Changes in other, net	(6,760)	(1,873)	45	(8,392)	(1,927)

Net cash provided by operating activities	$38,445	$35,820	$24,069	$124,049	$77,057

Tugs and Tank Barges:
Revenues	$21,045	$25,499	$28,367	$76,612	$81,777
Operating income	$1,284	$1,987	$8,997	$11,200	$23,924
Operating margin	6.1%	7.8%	31.7%	14.6%	29.3%
Components of EBITDA [10]
Net income	$633	$1,058	$5,952	$6,556	$16,097
Interest expense (income), net	306	332	(334)	954	(1,310)
Income tax expense	345	599	3,378	3,693	9,136
Depreciation	2,997	2,961	2,464	8,688	6,914
Amortization	1,750	1,836	1,508	5,807	4,231

EBITDA [10]	$6,031	$6,786	$12,968	$25,698	$35,068

Adjustments to EBITDA
Stock-based compensation expense	$809	$1,071	$1,000	$2,293	$2,509
Interest income	36	68	1,521	444	5,873

Adjusted EBITDA [10]	$6,876	$7,925	$15,489	$28,435	$43,450

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$6,031	$6,786	$12,968	$25,698	$35,068
Cash paid for deferred drydocking charges	(341)	(3,114)	(1,291)	(4,549)	(6,934)
Cash paid for interest	(323)	(3,723)	868	(4,063)	(3,324)
Cash paid for taxes	—	(47)	—	(1,757)	(1,897)
Changes in working capital	4,934	(60)	263	3,372	2,407
Stock-based compensation expense	809	1,071	1,000	2,293	2,509
Changes in other, net	(119)	264	131	(29)	227

Net cash provided by operating activities	$10,991	$1,177	$13,939	$20,965	$28,056

Consolidated:
Revenues	$109,060	$104,473	$94,746	$311,053	$237,907
Operating income	$52,623	$40,753	$44,932	$130,334	$105,205
Operating margin	48.3%	39.0%	47.4%	41.9%	44.2%
Components of EBITDA [10]
Net income	$33,495	$25,455	$28,882	$82,032	$68,999
Interest expense (income), net	920	968	(347)	2,735	(2,952)
Income tax expense	18,275	14,392	16,414	45,708	39,187
Depreciation	8,463	8,290	6,040	24,215	15,788
Amortization	4,379	4,718	3,292	13,825	8,550

EBITDA [10]	$65,532	$53,823	$54,281	$168,515	$129,572

Adjustments to EBITDA
Stock-based compensation expense	$2,828	$2,636	$2,078	$8,433	$5,511
Interest income	142	235	4,070	1,370	15,850

Adjusted EBITDA [10]	$68,502	$56,694	$60,429	$178,318	$150,933

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$65,532	$53,823	$54,281	$168,515	$129,572
Cash paid for deferred drydocking charges	(5,411)	(5,342)	(5,942)	(14,821)	(16,417)
Cash paid for interest	(917)	(11,457)	(91)	(12,424)	(11,423)
Cash paid for taxes	(659)	(152)	—	(4,096)	(3,794)
Changes in working capital	(5,058)	(902)	(12,494)	7,828	3,364
Stock-based compensation expense	2,828	2,636	2,078	8,433	5,511
Changes in other, net	(6,879)	(1,609)	176	(8,421)	(1,700)

Net cash provided by operating activities	$49,436	$36,997	$38,008	$145,014	$105,113

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2008 Guidance

	Full-Year 2008 Updated Estimate		Full-Year 2008 Prior Estimate		Pro Forma Run-Rate [11]
	Low	High	Low	High
Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$237.8	$247.8	$232.9	$252.9	$418.9
Interest income	1.5	1.5	1.5	1.5	2.0
Stock-based compensation expense	11.3	11.3	11.4	11.4	11.3

EBITDA [10]	$225.0	$235.0	$220.0	$240.0	$405.6
Depreciation	34.6	34.6	35.2	35.2	59.6
Amortization	18.6	18.6	18.7	18.7	29.6
Interest expense, net	4.3	4.2	6.7	6.2	22.4
Income tax expense	60.3	63.9	57.9	65.3	105.8
Income tax rate	36.0%	36.0%	36.3%	36.3%	36.0%
Net income	$107.2	$113.7	$101.5	$114.6	$188.2
Weighted average diluted shares outstanding [12]	27.2	27.2	27.3	27.3	27.2
Diluted earnings per share	$3.94	$4.18	$3.72	$4.20	$6.92

Projected EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$225.0	$235.0	$220.0	$240.0	$405.6
Cash paid for deferred drydocking charges	(19.4)	(19.4)	(19.4)	(19.4)	(29.7)
Cash paid for interest	(25.5)	(25.4)	(25.9)	(25.4)	(22.6)
Cash paid for taxes	(5.9)	(5.9)	(3.6)	(7.7)	(5.9)
Changes in working capital [13]	17.4	13.2	22.7	15.4	(24.6)
Stock-based compensation expense	11.3	11.3	11.4	11.4	11.3
Changes in other, net [13]	(8.6)	(8.6)	(2.2)	(2.2)	(8.6)

Cash flows provided by operating activities	$194.3	$200.2	$203.0	$212.1	$325.5

Capital Expenditures Data (unaudited) [14]:

Historical Data (in thousands):
	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Maintenance Capital Expenditures:
Deferred drydocking charges	$5,411	$5,342	$5,942	$14,821	$16,417
Other vessel capital improvements	5,274	6,038	4,457	19,327	10,976
Non-vessel related capital expenditures	897	364	1,633	23,419	4,141

	$11,582	$11,744	$12,032	$57,567	$31,534

Growth Capital Expenditures:
MPSV program	$76,857	$43,108	$23,154	$227,878	$83,929
TTB newbuild program #2	1,592	3,351	13,595	8,778	41,391
OSV newbuild program #4	42,503	53,697	14,884	131,443	31,528
Sea Mar acquisition	—	—	186,000	—	186,000

	$120,952	$100,156	$237,633	$368,099	$342,848

Forecasted Data:
	1Q2008A	2Q2008A	3Q2008A	4Q2008E	2008E
Maintenance Capital Expenditures:
Deferred drydocking charges	$4.1	$5.3	$5.4	$4.6	$19.4
Other vessel capital improvements	8.0	6.0	5.3	3.0	22.3
Non-vessel related capital expenditures	22.2	0.3	0.9	1.3	24.7

	$34.3	$11.6	$11.6	$8.9	$66.4

Growth Capital Expenditures:
MPSV program	$107.9	$43.1	$76.9	$20.8	$248.7
TTB newbuild program #2	3.8	3.4	1.7	—	8.9
OSV newbuild program #4	35.2	53.7	42.5	44.6	176.0

	$146.9	$100.2	$121.1	$65.4	$433.6

Full Construction Cycle Data:
	Pre-2008A	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$145.9	$248.7	$55.4	$—	$450.0
TTB newbuild program #2	69.0	8.9	—	—	77.9
OSV newbuild program #4	88.9	176.0	118.8	66.3	450.0

	$303.8	$433.6	$174.2	$66.3	$977.9

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 74 and 153 shares of common stock for the three and nine months ended September 30, 2007, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of September 30, 2008, June 30, 2008 and September 30, 2007, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned and operated 37 new generation OSVs as of September 30, 2008. Ten new generation OSVs were acquired on August 8, 2007 and two newbuild 240 ED class OSVs, the HOS Polestar and the HOS Shooting Star, were placed in service on May 3, 2008 and July 19, 2008, respectively, under the Company’s fourth OSV newbuild program. Excluded from this data are 10 conventional OSVs that were also acquired on August 8, 2007, including the Cape Scott, which was sold on May 16, 2008, and the Cape Cod, Cape San Lucas, and Cape Spencer, which were sold on August 19, 2008. The Company considers the six remaining conventional OSVs to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]

The averages for the three and nine-month periods ended September 30, 2008 include the Energy 6506, Energy 6507 and Energy 6508, three double-hulled tank barges delivered under the Company’s second TTB newbuild program on August 28, 2007, November 15, 2007 and March 9, 2008, respectively.

[8]

Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days. The Company has elected to stack seven single-hulled tank barges, the Energy 2201, Energy 6501, Energy 5501, Energy 6504, Energy 7002, Energy 6502 and the Energy 7001, on various dates during the first and second quarters of 2008. However, in October 2008, the Energy 5501 was returned to service in the active TTB fleet. Vessels are considered utilized when they are generating revenues.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[11]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from any recently acquired or constructed vessels that have been placed in service since December 31, 2007, as well as those vessels currently under construction or conversion under the Company’s MPSV program and fourth OSV newbuild program, assuming all such vessels were placed in service as of January 1, 2008 and were working at their contracted dayrates or current market dayrates commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including vessel dayrates, utilization, cash operating expenses, delivery dates, drydocking schedule, SG&A and income tax expense, are consistent with the Company’s latest 2008 guidance above. After all vessels now under construction or conversion are delivered, interest expense is expected to return to an annual run-rate of $24.4 on a projected late-2010 debt balance of $550.0, offset by $2.0 of interest income to be generated on a projected 2010 post-construction period cash balance of $100.0.

[12]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[13]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[14]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.